  EXHIBIT (12)(b)  COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                          ($ in millions) (unaudited)

                                                  Nine Months Ended      Year Ended
                                                     September 30       December 31
                                                    1995      1994          1994
                                                    ----      ----          ----
Income (loss) before income taxes
  and minority interest                            $ 151      $ 258         $  86
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                            (4)        (2)           (5)
Add: Fixed charges excluding capitalized interest    315        259           393
                                                   -----      -----         -----
Earnings as adjusted                               $ 470      $ 519         $ 484
                                                   =====      =====         =====
Combined fixed charges and preferred dividends:
  Interest expense                                 $ 174      $ 134         $ 175
  Rental expense                                      23         25            34
  Capitalized interest                                 -          -             -
  Pre-tax earnings required to cover
    preferred dividend requirements (a)              118        100           184
                                                   -----      -----         -----
Total combined fixed charges and preferred
  dividends                                        $ 315      $ 259         $ 393
                                                   =====      =====         =====
Ratio of earnings to combined fixed charges
  and preferred dividends                           1.49x      2.00x         1.23x
                                                   =====      =====         =====

(a)  Dividend requirement divided by 100% minus effective income tax rate.
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